Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

mCloud Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be paid (a)	Equity	Series A Preferred Shares, no par value per share	Rule 457(o)	—	$25,000,000	$0.00011020	$2,755

Fees Previously Paid	Equity	Series A Preferred Shares, no par value per share	Rule 457(o)	—	$5,000,000	$0.00011020	$551

Fees Previously Paid	Equity	Series A Preferred Shares, no par value per share	Rule 457(o)	—	$30,000,000	$0.0000927	$2,781

	Equity	Warrants to purchase Common Shares (2)	Rule 457(g)	—	—	—	—

	Equity	Common Shares, no par value per share, underlying the Series A Preferred Shares (3) (4)	Rule 457(i)	—	—	—	—

Fees to be Paid (a)	Equity	Common Shares, no par value per share, underlying the Warrants (4) (5)	Rule 457(i)	—	$118,750,000	$0.00011020	$13,086.25

Fees Previously paid	Equity	Common Shares, no par value per share, underlying the Warrants (4) (5)	Rule 457(i)	—	$103,550,000	$0.00011020	$11,411.21

Fees Previously Paid	Equity	Common Shares, no par value per share, underlying the Warrants (4) (5)	Rule 457(i)	—	$62,700,000	$0.0000927	$5,812.29

	Total Offering Amount:				$143,750,000		$15,841.25

	Total Fees Previously Paid						$20,555.5

	Total Fee Offsets						—

	Net Fees Due:						$0

(a)

The aggregate maximum aggregate offering price is less than the aggregate maximum offering price, and registration fees paid therefore, for prior amendments as the Company has determined to register a lower value of securities in this Amendment No. 9.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	No fee required in accordance with Rule 457(g) under the Securities Act.
(3)	No registration fee required pursuant to Rule 457(i) under the Securities Act.
(4)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act. There will be issued 25 Warrants to purchase one Common Share for every one Series A Preferred Share offered. The Warrants are exercisable at a per-share price equal to $4.75.